EXHIBIT 99.1

IRREVOCABLE PROXY

The undersigned stockholder of Heat Biologics, Inc., a Delaware corporation ("HTBX"), as to all shares of HTBX common stock owned of record by me now (the "Shares"), hereby revokes any previous proxies and irrevocably appoints Jeffrey Wolf, as proxy, with the power to appoint his substitute, and authorizes him to vote the Shares in connection with any annual, special or other meeting of, or consent or other vote of, HTBX's stockholders for the following proposals:

(1)

to approve an amendment to HBTX’s third amended and restated certificate of incorporation, as amended (the “Restated Certificate of Incorporation”), to effect a reverse stock split of HBTX’s issued and outstanding shares of common stock, $0.0002 par value per share, at a ratio to be determined in the discretion of the Board within a range of one (1) share of common stock for every two (2) to fifty (50) shares of common stock (the “Reverse Stock Split”), such amendment to be effected after stockholder approval thereof only in the event the Board still deems it advisable;

(2)

to approve an amendment to the Restated Certificate of Incorporation, to increase the number of authorized shares of common stock from 100,000,000 to 250,000,000 (the “Authorized Common Increase”), such amendment to be effected after stockholder approval thereof only in the event the Board still deems it advisable; and

(3)

to approve an amendment to the Restated Certificate of Incorporation to include a “blank check” provision to allow  the Board, without further stockholder approval, to authorize the issuance (including setting the terms) of HTBX’s authorized but undesignated shares of preferred stock (the “Preferred Stock Authorization”);

This proxy shall expire at [11:59 pm New York, NY time 90 days from ________, 2019]. The foregoing proxy hereby given is irrevocable and coupled with an interest. I agree that this proxy is intended to comply with all applicable laws regarding the validity and enforceability of proxies created hereby. I shall from time to time use my commercially reasonable efforts, when requested by HTBX, to ensure such compliance. During the period this irrevocable proxy remains in effect, I shall not vote any Shares then held by me on any and I shall not, directly or indirectly, assign my voting rights (other than by virtue of selling any Shares) whether by proxy or otherwise with respect to those matters.

Dated:_________, 2019
Name: By: Title: